Exhibit 10.5

PERFORMANCE UNIT AWARD AGREEMENT

THIS PERFORMANCE UNIT AWARD AGREEMENT (“Agreement”) is made and entered effective as of the 1st day of April, 2006, by and between TXU CORP., a Texas corporation (“Company”), and «Participant» (“Participant”).

WHEREAS, the Company has adopted the TXU Corp. 2005 Omnibus Incentive Plan (“Plan”), the purpose of which is to assist the Company in attracting, retaining and motivating executive officers and other key employees essential to the success of the Company through performance-related incentives linked to long-range performance goals; and

WHEREAS, the Plan provides for various types of stock and cash based incentive compensation awards, as well as covered employee annual incentive awards to be made to eligible Employees; and

WHEREAS, in accordance with the provisions of the Plan, the Participant has been designated as being eligible to receive an award of performance units payable in, and valued on the basis of, Company common stock as described herein (“Performance Units”) in order to carry out the intent and purposes of the Plan all as set forth herein; and

WHEREAS, this Agreement constitutes part of a prospectus covering the Performance Units which are being awarded hereunder, where Company common stock constituting the value of the Award has been registered under the Securities Act of 1933.

NOW THEREFORE, in consideration of the covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Award of Performance Units. The Company hereby awards to Participant «Award» Performance Units, each such Performance Unit having a value equal to one share of the Company’s common stock, without par value (“Company Stock”), pursuant to the terms and subject to the conditions and restrictions set forth herein.

2.  Performance Period and Adjustment of Number of Performance Units. The award of Performance Units shall be subject to comparative and absolute total shareholder return performance criteria as described below. For purposes of determining the adjustments to the number of Performance Units under this section, the Target Award (“Target”) shall be the number of Performance Units awarded under Section 1 hereof plus any additional Performance Units added to this Award during the Performance Period by virtue of the “dividends” provisions of Section 6 hereof.

(a)  During the period commencing April 1, 2006 and ending March 31, 2009. (“Performance Period”), the Company’s financial performance, measured in terms of total shareholder return, shall be compared to, and measured against, the performance of other companies within a peer group consisting of all of the companies which are included within either or both of the Standard & Poor’s (S&P’s) 500 Electric Utilities Index and the S&P’s 500 Multi-Utilities Index (“Peer Group”). Upon the expiration of the Performance Period, the Committee will compare the Company’s total shareholder return with the total shareholder return of the companies within the Peer Group and determine the Company’s percentile ranking within the Peer Group during the Performance Period. Based on the Company’s performance within the Peer Group during the Performance Period, fifty percent (50%) of the number of Performance Units awarded to Participant under Section 1 hereof shall be adjusted in accordance with the methodology set forth below.

Performance Levels	Total Shareholder Return Ranges	Initial Number of Performance Units Adjusted by the Following:
Maximum	81st Percentile & Above	Maximum payout (200% of Target)
150% of Target	71st - 80.99th Percentiles	Interpolate between 150% of Target & Maximum (150% & 200% of Target)
125% of Target	61st - 70.99th Percentiles	Interpolate between 125% of Target & 150% of Target
Target	51st - 60.99th Percentiles	Interpolate between 100% of Target & 125% of Target
Minimum	41st - 50.99th Percentiles	Interpolate between Minimum & Target (50% to 100% of Target)
Zero	40.99th Percentile & Below	No payout

(b)  During and over the Performance Period, the Company’s financial performance, measured in terms of the Company’s total shareholder return, shall be measured by the Committee. Upon the expiration of the Performance Period, fifty percent (50%) of the number of Performance Units awarded to Participant under Section 1 hereof shall be adjusted in accordance with the methodology set forth below.

Performance Levels	Aggregate 3-Year Total Shareholder Return	Initial Number of Performance Units Adjusted by the Following:
Maximum	≥ 40.5%	Maximum payout (150% of Target)
Target	≥ 29.5%	Interpolate between 100% of Target & Maximum (100% & 150% of Target)
Minimum	≥ 19.1%	Interpolate between 50% of Target & 100% of Target
Zero	<19.1%	No payout

(c)  For purposes of this Agreement, the term Performance Units will include the number of Performance Units adjusted in accordance with Sections 2(a) and 2(b).

3.  Vesting, Valuation and Payment of Award.

(a)  The Performance Units, as adjusted in accordance with the provisions of Sections 2(a) and 2(b) above, shall become vested upon the expiration of the Performance Period, and shall be valued as of the date of the Committee’s certification of the Company’s performance against the performance criteria described in Sections 2(a) and 2(b) (“Valuation Date”), at which time the adjustments described in Sections 2(a) and 2(b) shall be made. In calculating the value of the Award, each Performance Unit will equal the value of the average of the high and low trading price of one (1) share of Company Stock on the Valuation Date.

(b)  This Award in accordance with the provisions of Section 3(a) above, shall be paid to Participant in the form of shares of Company Stock having an aggregate value equal to the value of the Award determined in accordance with the valuation methodology described in Section 3(a) above. Such distribution of Company Stock, net of applicable tax withholding, shall be made as soon as reasonably practicable (and in any event within forty-five (45) days) following the Valuation Date. The Valuation Date and the distribution of the Company Stock shall occur within the same calendar year as the expiration of the Performance Period.

4.  Forfeiture of Performance Units Under Certain Circumstances.

            (a)       Forfeiture Upon Termination of Employment under Certain Circumstances. If Participant’s employment with the Company shall, at any time during the Performance Period, be terminated by the Company for Cause (as defined in that certain Employment Agreement between the Company and Participant dated as of «Date_of_Emp_Agt», (“Employment Agreement”)) or by Participant without Good Reason (as defined in the Employment Agreement), this Award and all Performance Units covered hereunder shall immediately be forfeited by Participant. Upon such forfeiture, Participant shall have no further right, title or interest in or to this Award or any Performance Units.

             (b)         Continuation Following Termination of Employment Under Certain Circumstances. If Participant’s employment with the Company shall, at any time during the Performance Period, be terminated under circumstances which, pursuant to the terms and conditions of the Employment Agreement, do not result in the forfeiture of this Award, this Award shall not forfeit and shall be paid at the time and in the amount provided for in, and subject to the terms and conditions of, this Agreement, consistent with the provisions of the Employment Agreement.

             (c)          Consistency With Terms of Employment Agreement. The terms of this Section 4 are intended to be consistent with the terms of the Employment Agreement regarding the forfeiture or the continuation of this Award under the various circumstances described in the Employment Agreement, and this Section 4 shall be so construed. In the event of any conflict between the provisions of this Agreement and the Employment Agreement relating to the terms of this Award, the provisions of the Employment Agreement will control.

5.  Nontransferability. No right of the Participant hereunder may be sold, transferred, pledged, assigned or otherwise alienated, hypothecated or disposed of and any attempt to effect any such sale, transfer, pledge, assignment or disposition shall be null and void and of no force or effect whatsoever.

        6.      Dividends. If and when dividends are paid on Company Stock, the number of Performance Units covered by the Award will be increased by: (a) in the case of a dividend paid in cash, the number of full and fractional shares of Company Stock which could have been purchased with the amount of the dividend that would have been paid had each Performance Unit been one (1) share of Company Stock and as if the Performance Units had been invested in the TXU Direct Stock Purchase and Dividend Reinvestment Plan; or (b) in the case of a dividend paid in stock, the number of full and fractional shares of Company Stock which would have been distributed in connection with such dividend had each Performance Unit been one (1) share of Company Stock.

7.  Capital Adjustments. The number of Performance Units covered by this Award shall be subject to adjustment, if any, as the Committee deems appropriate upon the occurrence of certain events and in the manner as described in Section 4.4 of the Plan.

8.  No Right to Employment. Neither this Agreement, nor the Award of the Performance Units provided for herein, shall be construed as giving Participant any right of employment or continued employment with the Company or any affiliated entity of the Company.

9.  Withholding. Participant understands and agrees that the Company shall deduct or withhold any taxes required by law to be withheld in connection with the Award provided for herein.

10.  Subject to Plan. The Award of the Performance Units and this Agreement are subject to all of the terms and conditions of the Plan (as the Plan may be amended from time to time). In the event of any conflict between the terms and conditions of the Plan and those set forth herein, the terms and conditions of the Plan shall control.

11.  Governing Law. This Agreement shall be governed, construed, interpreted and administered in accordance with the laws of the State of Texas. This Agreement is being entered into and shall be performed, in whole or in part, in Dallas County, Texas, and the parties hereby acknowledge and agree that, in any dispute involving this Agreement, venue shall be in the appropriate court in Dallas County, Texas.

12.  Severability. In the event any provision of this Agreement shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality or enforceability of any remaining provision or portion of provision, which shall remain in full force and effect as if this Agreement had not contained the invalid, illegal or unenforceable provision or portion.

13.  Amendment. The Committee shall have the right at any time and from time to time, without the approval or consent of Participant, to amend this Agreement if additions and/or changes are made to the Internal Revenue Code of 1986, as amended, any federal or state securities law, or other law or regulation applicable to the Award provided for herein. The Committee shall have the right at any time, and from time to time, to amend this Agreement for any other reason with the consent of Participant.

14.  Award Not Benefit Eligible. Participant understands and agrees that the Award of Performance Units shall be considered as extraordinary, special incentive compensation and will not be included as “earnings,” “wages,” “salary” or “compensation” in any pension, welfare, life insurance, or other employee benefit plan or arrangement of the Company.

15.  Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, with postage and fees prepaid, addressed to the other party hereto at the address shown opposite his, her or its signature below or at such other address as such party may designate by not less than five (5) days’ advance written notice to the other party hereto.

16.  Further Assurances. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

17.  Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

18.  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, guardians and personal representatives. Nothing in this Agreement shall be construed to give any person or entity other than the parties hereto and their respective successors any legal or equitable right, remedy or claim under this Agreement.

19.  Capitalized Terms. Unless otherwise defined herein, each of the capitalized terms used herein shall have the meaning given to such term in the Plan.

20.  Headings. Headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement.

             TXU CORP.

Address:                      By: ____________________________________
1601 Bryan Street                        M. Riz Chand
Dallas, TX 75201                                     Senior Vice President,
Attn: Corporate Secretary                             Human Resources

            PARTICIPANT

Address:                        _________________________________________
_____________________________                  «Participant»
_____________________________
_____________________________

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